Exhibit 3.49

[SEAL]

SECRETARY OF STATE

I, Kevin Shelley, Secretary of State of the State of California, hereby certify:

That the attached transcript of 3 page(s) was prepared by and in this office from the record on file, of which it purports to be a copy, and that it is full, true and correct.

[SEAL]	IN WITNESS WHEREOF, I execute this
certificate and affix the Great Seal of
the State of California this day of

JAN 21 2004

/s/ Kevin Shelley
Secretary of State

894126
FILED
In the Office of the Secretary of State
of the State of California
AUG 7 1978
March Fong Eu Secretary of State
By	/s/ Bill Holden
Deputy

ARTICLES OF INCORPORATION

OF

FOSTER FREES MUSIC, INC.

ONE:                       The name of this corporation is:

FOSTER FREES MUSIC, INC.

TWO:                     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE:                  The total number of shares authorized to be issued is 25,000 with a par value of $1.00 per share and an aggregate par value of $25,000.00.  Such shares may be issued from time to time for such consideration as the director from time to time determines.

FOUR:                    Each shareholder in this corporation shall be entitled to full pre-emptive, or preferential rights as such rights are defined by law, to subscribe for or purchase his proportional share of any shares which may be issued at any time by this corporation.

FIVE:                      (a)  This corporation is a close corporation. All of the corporation’s issued shares of all classes shall be held of record by not more than ten persons.  In determining the number of shareholders for the purpose of this paragraph (a), a husband and wife and the personal representative of either shall be counted as one regardless of how shares may be held by either or both of them; a trust or personal representative of a decedent holding shares shall be counted as one regardless of the number of trustees or beneficiaries; and a partnership, corporation or business association holding shares shall be counted as one (except that any such trust or entity the primary purpose of which was the acquisition or voting of the shares shall be counted according to the number of beneficial interest therein).

Any attempted voluntary inter vivos transfer which would violate the provisions of this paragraph (a) is void.  By virtue of Section 421 of the California General Corporation Law, each holder of shares of the corporation whether original or subsequent, by accepting a certificate for the shares containing the legend required by Section 148 (c) of the California General Corporation Law agrees and consents that such holder cannot make any transfer of shares which would violate the provisions of this paragraph (a) or the provisions of Section 418 (d) of the California General Corporation Law and waives any right which such holder might otherwise have under any other law to sell such shares to a greater number of purchasers or to demand any registration thereof under the Securities Act of 1933, as now or hereafter amended,or as provided in any statute adopted in substitution therefore, or otherwise, so long as the corporation is a close corporation.

SIX:                        The name and address of the corporation’s initial agent for service of process in the State of California is:

Ned N. Shankman

1888 Century Park East, Suite 622

Los Angeles, California 90067

SEVEN:                 The initial director is:

David Foster

11102 Blix Street

No. Hollywood, California 91602

/s/ David Foster
DAVID FOSTER

The undersigned declares that he is the sole Incorporator and Director of these Articles of Incorporation and hereby declares that this instrument is his act and deed.

/s/ David Foster
DAVID FOSTER

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